Exhibit 99.1
News Release
BIOSCRIP ANNOUNCES DEPARTURE OF CFO
Elmsford, NY – June 1, 2006 – BioScrip, Inc. (NASDAQ: BIOS) today announced that Gregory H. Keane, the Company’s Executive Vice President, Chief Financial Officer and Treasurer will leave the Company on June 9, 2006.
“We appreciate all of Greg’s hard work and commitment to our organization,” commented Richard H. Friedman, BioScrip’s Chief Executive Officer and Chairman. “We wish Greg all the best in his future endeavors.”
Mr. Keane became BioScrip’s Chief Financial Officer when MIM Corporation acquired Chronimed, Inc. in March, 2005. The Company subsequently changed its name to BioScrip, Inc. Prior to the merger, Mr. Keane had served as Chronimed Inc.’s CFO since 1999.
The Company has commenced a search for a permanent Chief Financial Officer. Pending the selection of a permanent replacement, the Company’s senior financial team will assume all day-to-day responsibilities.
About BioScrip, Inc.
BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty medication distribution and clinical management services, both nationally and community-based, and Pharmacy Benefit Management services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 34 locations including community and infusion pharmacies in major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:
Barry A. Posner	Lauren Puffer
Executive Vice President	Investor Relations
BioScrip, Inc.	The Global Consulting Group
Tel: 914-460-1638 (NY direct line)	Tel: 646-284-9404
Tel: 952-979-3750 (MN direct line)	Email: lpuffer@hfgcg.com
Email: bposner@bioscrip.com

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